Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: September 18, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES THE ELECTION OF HANK M. BOUNDS TO THE COMPANY’S
BOARD OF DIRECTORS AND REPORTS QUARTERLY DIVIDEND

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on September 17, 2018, Hank M. Bounds, Ph.D. was elected as a member of the Company’s Board of Directors, effective immediately. Mr. Bounds currently serves as President of the University of Nebraska, a position he has held since April 13, 2015. Mr. Bounds began his career as a high school teacher, then rose to principal, superintendent and state superintendent before becoming Mississippi’s commissioner of higher education in 2009, a position he held until his appointment as the seventh President of the University of Nebraska in 2015. Under his leadership, the University of Nebraska enrolls nearly 53,000 students, employs over 14,000 faculty and staff, and operates with an annual budget in excess of $2.6 billion.

The Company also announced that the Board of Directors authorized a $0.25 per share quarterly dividend to be paid to shareholders of record at the close of business on October 12, 2018, with a payment date of October 26, 2018.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 455 retail stores in 43 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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